EXHIBIT 99.1

    99 CENTS ONLY STORES ANNOUNCES STOCK REPURCHASE PROGRAM OF UP TO 3,000,000
                                     SHARES

     City of Commerce, California - May 14, 2004 - 99 Cents Only Stores(R) (NYSE:NDN) today announced its board of directors has authorized the repurchase of up to 3 million shares of the Company's common stock. The shares may be purchased from time to time in open market transactions or privately negotiated transactions over a period ending on May 31, 2005. The timing and amount of any shares repurchased will be determined by the Company, based on its evaluation of market conditions and other factors. The Company plans to use existing cash to fund the repurchases. 99 Cents Only Stores currently has 72,086,787 shares of common stock outstanding.
     99 Cents Only Stores(R), the nation's oldest existing one-price retailer, operates 201 retail stores, in California, Nevada, Arizona and Texas including a wholesale division called Bargain Wholesale. 99 Cents Only Stores(R) emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores.

          This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors which could cause actual results to differ materially from these forward-looking statements include, changes in the competitive market place, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the Company to acquire inventory at favorable costs and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to Editors: 99 Cents Only Stores(R) news releases and information available on the World Wide Web at htpp://www.businesswire.com/cnn/ndn.htm.
CONTACT: 99 Cents Only Stores(R), City of Commerce, California, Andy Farina, CFO, 323/881-9933-99 Cents.


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